EXECUTION VERSION

REINSURANCE CREDIT TRUST AGREEMENT

by and among

CGT INSURANCE COMPANY, LTD.

(“Grantor”)

THE OHIO NATIONAL LIFE INSURANCE COMPANY

(“Beneficiary”)

and

US BANK NATIONAL ASSOCIATION

(“Trustee”)

Dated as of August 15, 2013

EXECUTION VERSION

REINSURANCE CREDIT TRUST AGREEMENT

THIS REINSURANCE CREDIT TRUST AGREEMENT made as of August 15, 2013 by and among CGT Insurance Company, Ltd., an insurance company organized and existing under the laws of Barbados (the “Grantor”), The Ohio National Life Insurance Company, an insurance company organized and existing under the laws of Ohio (the “Beneficiary”), and US Bank National Association, a banking corporation organized and existing under the laws of the United States and with its principal place of business in the State of Wisconsin (the “Trustee”).

WITNESSETH

WHEREAS the Grantor desires to transfer to the Trustee for deposit to the Trust Account (as defined below) assets in order to secure payments of certain amounts at any time and from time to time owing by the Grantor to the Beneficiary; and

WHEREAS, this Reinsurance Credit Trust Agreement is made for the sole use and benefit of the Beneficiary and for the purpose of setting forth the duties and powers of the Trustee with respect to the Trust Account; and

WHEREAS the Trustee is willing to act as the trustee of the Trust Account under the terms and conditions specified herein and to hold such assets in trust in the Trust Account for the sole use and benefit of the Beneficiary.

NOW THEREFORE, the parties hereto agree as follows:

ARTICLE I.

PROVISION RELATING TO THE TRUST ACCOUNT

Section 1.01.

The Grantor hereby establishes a trust account (the “Trust Account”) with the Trustee at the Trustee’s office at 1555 N. River Center, Suite 301, Milwaukee, WI 53212, upon the terms and conditions hereinafter set forth. The Trust Account established hereunder is for the exclusive use and benefit of the Beneficiary and the assets deposited therein shall be subject to withdrawal by the Beneficiary solely as provided herein. The Trust Account includes the base trust account and one or more sub accounts as part of the base trust account, as deemed necessary for operational purposes of the Grantor. As used herein, the term “Beneficiary” shall include any successor of the Beneficiary by operation of law, including, without limitation, any liquidator, rehabilitator, receiver or conservator.

Section 1.02.

(a)       The Trustee and its lawfully appointed successors is and are authorized and shall have power to receive such funds and other property as the Grantor, or the Beneficiary from time to time may transfer or remit to or vest in the Trustee or place in the Trustee’s hands or under the

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Trustee’s control, or as otherwise deposited in the Trust Account and to hold, invest, reinvest, manage and dispose of the same for the uses and purposes and in the manner and according to the provisions hereinafter set forth. All such trusteed assets at all times shall be maintained by the Trustee as a trust account, separate and distinct from all other assets.

(b)       The assets in the trust account (the “Trust Assets”) must be held as specified in (c) below or at the Trustee’s office in the United States. The assets must be segregated from other assets of the Trustee and the assets of the Trustee’s other clients.

(c) The Trustee shall have the right to hold property on an uncertificated basis with the issuer or in book-entry form.

Section 1.03.

Assets deposited in the Trust Account and investments and reinvestments thereof shall consist of currency of the United States of America, certificates of deposit issued by a United States bank and payable in currency of the United States of America and investments of the type permitted under applicable Ohio laws and regulations in order for the Beneficiary to obtain credit for the reinsurance ceded; provided, that each such investment that is a security is issued by an institution that is not the parent, subsidiary or affiliate of either the Grantor or the Beneficiary (“Authorized Investments”). Any deposit or investment direction by the Grantor (as provided for in Section 1.08 below) or substitution (as provided in Section 1.08 below) shall constitute certification by the Grantor to the Trustee that the assets so deposited or to be purchased pursuant to such investment direction or so substituted are Authorized Investments. The Trustee shall not be responsible for determining whether any assets in the Trust Account are or continue to be Authorized Investments or whether the assets in the Trust Account are sufficient to secure the Grantor’s obligations.

Assets may be deposited into the Trust Account by one or more affiliates of the Grantor and the assets may then be held by the Trustee in the Trust Account either in the name of the Grantor or its affiliate provided that, in any event the Grantor or its affiliate shall specifically comply with Section 1.04 below and such assets shall be subject to all of the other terms and conditions of this Reinsurance Credit Trust Agreement.

In addition, the Beneficiary may deposit cash in the Trust Account if it makes withdrawals against one or more letters of credit issued by the Grantor for the benefit of the Beneficiary. Such assets shall be subject to all of the terms and conditions of this Reinsurance Credit Trust Agreement.

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Section 1.04.

The Grantor shall, upon execution of this Reinsurance Credit Trust Agreement, and from time to time thereafter as required, execute endorsements in blank or other transfer instruments with respect to all securities or other property standing in the Grantor’s name or otherwise which are delivered to the Trustee to form a part of the Trust Account so that, whenever necessary, the Beneficiary (or the Trustee upon the direction of the Beneficiary) can negotiate any such asset without the consent or signature of the Grantor or any other person or entity. Any assets received by the Trustee which are not in such proper negotiable form or accompanied by the appropriate transfer documents shall not be accepted by the Trustee and shall be returned to the Grantor as unacceptable.

Section 1.05.

(a)       The Trustee is authorized to transfer into the name of nominees selected by it all registered securities from time to time held under this Reinsurance Credit Trust Agreement. The Trustee shall be responsible for the acts of its nominee with respect to such securities.

(b)       The Trustee is authorized, without further information, to exchange securities in temporary form for securities in definitive form, to effect an exchange of the shares where the par value of stock is changed, and to surrender securities at maturity or when advised of earlier call for redemption, against payment therefor in accordance with accepted industry practice. The Trustee shall have no duty to notify the Grantor of any rights, duties, limitations, conditions or other information set forth in any security (including mandatory or optional put, call and similar provisions), but the Trustee shall forward to the Grantor any notices or other documents subsequently received in regard to any such security. The Trustee shall maintain securities received in bearer form unless instructed by the Grantor to exchange such securities for securities in registered form. If any assets in the Trust Account registered in the name of a nominee of the Trustee are called for partial redemption by the issuer of such assets, the Trustee shall be authorized to allot the called portion to the respective beneficial holders of such assets pursuant to fair and equitable lottery procedures established by the Trustee from time to time.

(c)       Where redemption options, tenders or other like rights with respect to securities have fixed expiration dates, the Grantor understands that in order for the Trustee to act, the Trustee must receive the Grantor’s instructions at its offices, addressed as the Trustee may from time to time request, by no later than 9:00 a.m. (Trustee’s local time) at least one business day prior to the last scheduled date to act with respect thereto (or such earlier date or time as the Trustee may notify the Grantor). Absent the Trustee’s timely receipt of such instruction, such instruments will expire without liability to the Trustee unless the Trustee did not, with due diligence, provide the Grantor with timely and appropriate information.

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Section 1.06.

(a)       At the request of the Grantor, all dividends, interest and other income resulting from the investment of the assets in the Trust Account shall be deposited into a separate account in the Grantor’s name; provided, however, that, except as provided in subsection (b) below, the Trustee shall have no obligation with respect to the collection of such income

(b)       From time to time, the Trustee may elect, but shall not be obligated, to credit the Trust Account with the amount of interest, dividends or principal payments due on assets in the Trust Account before actually receiving such payments from a payor, central depository, broker or other agent employed by the Grantor or the Trustee, Any such crediting shall be at the Grantor’s sole risk, and the Trustee shall be authorized to reverse any such credit in the event it does not receive good funds from the payor, central depository, broker or agent. The Trustee shall not be required to enforce collection by legal means or otherwise or any such payment, but shall use reasonable diligence to make all such collections as may be effected in the ordinary course of business.

(c)       It is understood that the Trustee is not required to make advances of cash, securities or any other property on behalf of the Trust Account, or permit overdrafts in the Trust Account, in connection with the acquisition or disposition of assets in the Trust Account; provided, however, that if the Trustee were required by the Grantor or by industry practice to make such an advance or permit such an overdraft, such advance or overdraft shall be deemed a loan by the Trustee to the Grantor, which loan shall be payable on demand and shall bear interest at the Trustee’s customary rate for similar loans. The Grantor shall be solely responsible for repayment of such loan and all interest thereon. The Trust Account shall not be utilized for the payment of such loan or the interest thereon. The Trustee may, however, deduct the amount of such loan and any interest thereon from any dividends, interest and other income of the Trust Account received by the Trustee before payment to the Grantor.

Section 1.07.

The Grantor directs the Trustee not to disclose the Grantor’s name, address and securities positions to issuers of securities held in the Trust Account, pursuant to SEC rules implementing The Shareholder Communications Act of 1985.

The Grantor’s address is as set forth on the signature page hereof. The Grantor and the Beneficiary each certify that their respective Taxpayer Identification Numbers set forth on the last page hereof are correct and that the Grantor and the Beneficiary each are not subject to “backup withholding” under Section 3406(a)(1)(c) of the Internal Revenue Code or any successor provision when the appropriate original tax form, W-8BEN or W-9, is given to the Trustee. The Grantor and the Beneficiary agree to notify the Trustee immediately in writing of any change in the information set forth in this paragraph.

EXECUTION VERSION

Section 1.08.

The responsibility for directing the Trustee to invest and reinvest the assets in the Trust Account shall be that of the Grantor’s and, unless and until directed by the Grantor, the Trustee shall not be required to take any action with respect to the investment or reinvestment of the Trust Account’s assets.

The Trustee shall invest and reinvest the Trust Account, or any part thereof, in such Authorized Investments as the Grantor shall direct in writing. The Trustee shall execute any direction to buy or sell securities and settle securities transactions itself or through a duly licensed broker or agent. The Trustee shall not be responsible for any act or omission, or the solvency, of any such broker or agent unless the act or omission is the result of the Trustee’s negligence, willful misconduct or lack of good faith. Any loss incurred from any investment directed by the Grantor shall be borne exclusively by the Trust Account.

The Grantor may substitute Authorized Investments for any Trust Assets; provided, that following any substitution the market value of the substitute asset is not less than the market value of the asset so withdrawn. The Trustee shall not be required to take any action with respect to the substitution of Trust Assets. The Trustee shall have no responsibility whatsoever to determine the value of such substituted securities or that such substituted securities constitute Authorized Investments.

Section 1.09.	Reserved.

Section 1.10.

The Grantor shall have the full unqualified right to vote and execute consents and to exercise any and all proprietary rights not inconsistent with this Reinsurance Credit Trust Agreement with respect to any securities or other property forming a part of the Trust Account. The Grantor shall be entitled to recognize the assets held in the Trust Account as funds held in trust for the benefit of ceding companies.

Section 1.11.

Withdrawals from the Trust Account may be made by the Beneficiary at any time and from time to time, without notice to the Grantor and subject only to prior written notice from the Beneficiary to the Trustee. Requests for withdrawals from the Trust Account shall be made pursuant to a withdrawal form in the form of Exhibit A attached hereto. No other statement or document need be presented by the Beneficiary in order to withdraw assets, except that the Beneficiary shall be required by the Trustee to acknowledge receipt of withdrawn assets. Upon receipt of the Beneficiary’s instruction, the Trustee shall immediately take any and all necessary steps to transfer absolutely and unequivocally to the Beneficiary all right, title and interest in the assets being withdrawn, and to deliver the physical custody thereof directly to the Beneficiary; provided, that, with respect to deposit or other accounts in other banks or with respect to book-entry securities, the Trustee shall execute the written directions of the

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Beneficiary with respect to the transfer, deposit or other disposition of the withdrawn assets. The Trustee shall be protected in relying upon any written demand of the Beneficiary for such withdrawal and on any statement made therein.

Section 1.12.

(a)       The Trustee will provide the Grantor, and the Beneficiary with a schedule of assets and transaction statements showing all transactions in the Trust Account upon its inception, and thereafter at intervals no less frequently than as of the end of each calendar quarter and in no event more frequently than as of the end of each month. Such Schedules and Statements shall be given as soon as practicable, but in no event later than fifteen (15) days after such date. Unless the Grantor or the Beneficiary files with the Trustee a written exception, or claim of noncompliance with the Grantor’s instructions, within three (3) months of the closing date of the period covered by such Schedules and Statements, the Grantor and the Beneficiary will be conclusively deemed to have waived any such exception or claim.

(b) The Trustee shall furnish to the Grantor, and the Beneficiary notice of any deposits to or withdrawals from the Trust Account within ten (10) calendar days of the occurrence of such event.

ARTICLE II. PROVISIONS RELATING TO THE TRUSTEE

Section 2.01.

The Trustee shall be a bank or trust company which is a member of the Federal Reserve System of the United States of America or a New York State chartered bank and shall not be a parent, subsidiary or affiliate of the Grantor or the Beneficiary.

Section 2.02.

(a)       The Trustee shall be entitled to receive as compensation for its services hereunder, an annual fee, computed and payable quarterly, at such rate as may be agreed from time to time in writing between the Grantor and the Trustee. The Grantor shall be solely responsible for the payment of the fee of the Trustee and all reasonable expenses of the Trustee, including reasonable fees of counsel. The Trust Account shall not be utilized for the payment of such fees and expenses. The Trustee may, however, deduct any unpaid fees and expenses from any dividends, interest and other income of the Trust Account received by the Trustee before payment to the Grantor.

(b)       The Grantor indemnifies the Trustee against and holds it harmless from any claim, loss, liability, cost or expense (including reasonable attorneys’ fees and expenses), incurred or made without negligence, willful misconduct or lack of good faith on the Trustee’s part, arising out

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of or in connection with the Trustee’s performance of its obligations under this Reinsurance Credit Trust Agreement. This indemnity shall survive the termination of this Reinsurance Credit Trust Agreement or the Trustee’s resignation or discharge.

Section 2.03.

The Trustee shall be responsible for the safekeeping and administration of the Trust Account in accordance with provisions of this Reinsurance Credit Trust Agreement. The duties and obligations of the Trustee shall be only those specifically set forth in this Reinsurance Credit Trust Agreement, and the Trustee shall have no duty to take any other action unless specifically agreed to by the Trustee in writing. Without limiting the generality of the foregoing the Trustee shall not have any duty: to appear in or defend any suit with respect thereto unless requested by the Grantor or the Beneficiary in writing and indemnified to the Trustee’s satisfaction; to advise, manage, supervise or make recommendations with respect to the purchase, retention or sale of assets in the Trust Account; with respect to any assets in the Trust Account as to which default in the payment of principal or interest has occurred, to give notice of default, make demand for payment or take any other action, to provide notification of the solvency or financial condition or legal ability, or to be responsible for the consequences of insolvency or the legal inability, of any broker, dealer, bank or other agent employed by the Grantor or the Trustee with respect to the assets in the Trust Account, except to the extent that the Trustee was negligent, engaged in misconduct or acted in bad faith in the selection of any such person or entity or to be responsible for the accuracy of any securities information, market values or other similar information provided by third-party services to which the Trustee subscribes or which the Trustee engages, which information is provided to the Grantor or the Beneficiary in statements or otherwise, or upon which the Trustee relies in performing pursuant to this Reinsurance Credit Trust Agreement, or upon which the Grantor or the Beneficiary relies, or to be responsible for the failure to redeem any called bond or take any other action if notice of such call or action was not provided by any services to which it subscribes, unless the Trustee has been negligent in the selection on any such service. The Trustee shall be liable only for its own negligence, willful misconduct or lack of good faith.

Section 2.04.

Unless otherwise provided in this Reinsurance Credit Trust Agreement, the Trustee is authorized to comply with and rely upon all written instructions, directions, notices and other communications given by persons specified in incumbency certificates furnished to the Trustee from time to time by the Grantor, and the Beneficiary, respectively, and by attorneys-in-fact acting under written authority furnished to the Trustee by the Grantor, and the Beneficiary, including, without limitation, instructions, directions, notices and other communications given by letter, facsimile or other electronic means of transmission, if the Trustee reasonably believes such instructions, directions, notices and other

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communications to be genuine and to have been signed or presented by the proper party or parties. With respect to facsimile and other similar electronic methods of giving instructions, directions, notices and communications, the Grantor, and the Beneficiary acknowledge that there are more secure methods of sending instructions, directions, notices and communications but have nevertheless elected to use such methods of communication. In the absence of negligence, the Trustee shall not incur any liability to any one resulting from actions taken by the Trustee in reliance in good faith on such instructions, directions, notice and other communications (i) from any attorney-in-fact or (ii) from any officer specified in an incumbency certificate delivered hereunder prior to receipt by the Trustee of a more current certificate. All notices provided to the Trustee (unless otherwise provided therein) shall be deemed to be effective when received by the Trustee.

Section 2.05.

Whenever in the administration of the Trust Account created by this Reinsurance Credit Trust Agreement the Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking, suffering or omitting any action thereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed, such as in the case of withdrawal of assets from the Trust Account by the Beneficiary, which is specifically prescribed by Section 1.11 of this Reinsurance Credit Trust Agreement) may be deemed to be conclusively proved and established by a statement or certificate signed by or on behalf of the Grantor and/or the Beneficiary and delivered to the Trustee and said certificates shall constitute the full warranty to the Trustee for any action taken, suffered or omitted by it on the faith thereof; but in its discretion, the Trustee may in lieu thereof accept other evidence of the fact or matter or may require such other or additional evidence as it may deem reasonable.

Section 2.06.

(a)       Except where otherwise expressly provided in this Reinsurance Credit Trust Agreement, any statement, certificate, notice, request, consent, approval, or other instrument to be delivered or furnished by or on behalf of the Grantor, and/or the Beneficiary shall be sufficiently executed if executed in the name of the Grantor, and/or the Beneficiary by an officer or agent of such party whose name and specimen signature appears on current incumbency certificates furnished by such party. The Trustee shall be protected in acting upon any written statement or other instrument made by such officer or agent of the Grantor and/or the Beneficiary with respect to the authority conferred on him.

(b) The Trustee shall be under no obligation to determine whether or not any instruction given by the Grantor, and/or the Beneficiary are contrary to any provision of law.

EXECUTION VERSION

Section 2.07.

The Trustee may as reasonably necessary consult with counsel selected by it. The opinion of said counsel shall be full and complete authority and protection for the Trustee with respect to any action taken, suffered or omitted by it in good faith and in accordance with the opinion of said counsel other than with respect to the withdrawal of assets from the Trust Account by the Beneficiary.

Section 2.08.

The Trustee shall keep full and complete records of the administration of the Trust. Any person or persons duly authorized in writing by the Grantor and/or the Beneficiary may examine such records at any time during business hours.

Section 2.09.	(a) The Trustee hereby accepts the trust herein created and declared upon the terms herein expressed.

(a)       The Trustee may resign, by written resignation, effective not less than ninety (90) days after receipt thereof by the Grantor and the Beneficiary, and the Grantor may remove the Trustee at any time, without assigning any cause therefore, by the delivery to the Trustee and the Beneficiary of a written notice of removal, effective not less than ninety (90) days after receipt by the Trustee and the Beneficiary of the notice, provided, that no such resignation or removal shall be effective until a successor trustee reasonably acceptable to the Beneficiary has been appointed by the Grantor and has accepted such appointment and all assets in the Trust Account have been duly transferred to such successor trustee. In any case of the appointment of a successor trustee, all of the powers, rights and duties of the Trustee named herein shall survive and continue in the successor trustee and every successor trustee shall succeed to take and have all the estate power, rights and duties which belonged to or were held by its predecessor. In the case of the resignation or removal of the Trustee, the Trustee shall have the right to a final accounting with respect to the Trust Account.

Section 2.10.	(a) All assets in the Trust Account shall be valued at their current fair market value in United States dollars on a basis determined by the Trustee in its sole discretion.

(b)       Upon the written request of the Grantor, or the Beneficiary, the Trustee shall promptly permit the Grantor, or the Beneficiary, its agent or employees, or independent auditors designated by the Grantor, or the Beneficiary to examine, audit, excerpt, transcribe and copy, during normal business hours, any books, documents, papers and records relating to the Trust Account or the assets in the Trust Account.

EXECUTION VERSION

ARTICLE III.

MISCELLANEOUS

Section 3.01.

This Reinsurance Credit Trust Agreement shall be effective until terminated by sixty (60) days’ advance written notice sent to the Trustee by the Grantor. Written notice of termination shall be delivered by the Trustee to the Beneficiary at least thirty (30) but not more than forty-five (45) days prior to termination. Upon the date of termination of this Reinsurance Credit Trust Agreement, the Trustee shall: (i) with the Beneficiary’s written consent, and at the direction of the Grantor, transfer, pay over and deliver to the Grantor all of the assets of the Trust Account in exchange for a receipt from the Grantor; or (ii) deliver such assets to a successor trustee meeting the requirements of Section 2.01 hereof, and the Trustee’s liability and obligations under this Reinsurance Credit Trust Agreement shall thereupon cease.

Section 3.02.

THE PROVISIONS OF AND VALIDITY AND CONSTRUCTION OF THIS REINSURANCE CREDIT TRUST AGREEMENT AND ANY AMENDMENTS THERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF OHIO, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF AND THE TRUST ACCOUNT CREATED HEREUNDER SHALL BE ADMINISTERED IN ACCORDANCE WITH THE INTERNAL LAWS OF SAID STATE.

Section 3.03.

This Reinsurance Credit Trust Agreement may be amended at any time by written agreement signed by the Grantor, the Beneficiary and the Trustee; provided, however, that from time to time after the date hereof the Grantor may propose such amendments to this Reinsurance Credit Trust Agreement as the Grantor reasonably determines, based on advice of counsel, are necessary to ensure that assets deposited in the Trust Account are treated as admitted assets of the Grantor for all purposes under Ohio statutes, or any successor provisions thereto and any regulations promulgated thereunder. Promptly upon receipt of such proposal, the Beneficiary will determine whether its rights to security under this Reinsurance Credit Trust Agreement, or its ability to obtain credit on the statutory financial statements it files with the insurance department of its state of domicile and in all other states in which it must file such statements, would be prejudiced by adoption of such proposal. Unless the Beneficiary reasonably determines that its rights are prejudiced, the Beneficiary and the Trustee shall consent to such amendment. In the event that the Beneficiary reasonably determines that any such amendment is prejudicial to its interests, it shall have the right to disapprove by written notice any such proposed amendment.

EXECUTION VERSION

Section 3.04.	This Reinsurance Credit Trust Agreement is not subject to any conditions or qualifications outside of this Reinsurance Credit Trust Agreement.

Section 3.05.

In the event any provision of this Reinsurance Credit Trust Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the remaining parts of this Reinsurance Credit Trust Agreement.

Section 3.06.

This Reinsurance Credit Trust Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and the counterparts shall constitute but one and the same instrument, which shall be sufficiently evidenced by any one counterpart.

Section 3.07.

This Reinsurance Credit Trust Agreement may not be assigned by any party without the prior written consent of the other parties, and any such attempted assignment shall be void. This Reinsurance Credit Trust Agreement shall be binding upon the successors and permitted assigns of the parties hereto.

Section 3.08.

All notices or demands shall be deemed effective on the same day that the notice or demand is sent if such notice or demand is sent by facsimile transmission or delivered by hand. Otherwise notices or demands shall be deemed effective five (5) days after such notice or demand has been sent by certified mail. All notices or demands shall be in writing and shall be delivered by hand, by certified mail, return receipt requested, or by facsimile transmission addressed to the parties at the following addresses:

If to the Trustee:	Peter Brennan Assistant Vice President US Bank National Association 1555 N. River Center Drive Suite 301 Milwaukee, WI 53212 Facsimile: (414) 905-5049

If to the Beneficiary:	Ronald J. Dolan Vice Chairman & Chief Risk Officer The Ohio National Life Insurance Company One Financial Way Cincinnati, Ohio 45242 Facsimile: 513-794-4519

Michael F. Haverkamp Senior Vice President & General Counsel

EXECUTION VERSION

The Ohio National Life Insurance Company One Financial Way Cincinnati, Ohio 45242 Facsimile: 513-794-4645

If to the Grantor:	Grafton Williams CGT Insurance Company, Ltd. Chancery House, High Street Bridgetown, Barbados Facsimile: (246) 426-8356

with a copy to:	David Florian Chairman & CEO CGT Insurance Company, Ltd. MAC D1050-110 401 South Tryon Street, 11th Floor Charlotte, NC 28202-1675 Facsimile: (704) 374-2803

AND

David Florian Chairman & CEO CGT Insurance Company, Ltd. MAC D3348-013 3480 Stateview Blvd. Fort Mill, South Carolina 29715-7203

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have executed this Reinsurance Credit Trust Agreement as of the day set forth above.

EXECUTION VERSION

EXHIBIT A

REQUEST FOR WITHDRAWAL BY BENEFICIARY

FROM TRUST ACCOUNT

Ohio National Life Insurance Company, as the Beneficiary, under this Reinsurance Credit Trust Agreement dated as of August 15, 2013, among the Beneficiary, CGT Insurance Company, Ltd., as the Grantor, and US Bank National Association, as trustee, requests and authorizes the Trustee to withdraw the amount described below from Trust Account #                          and to transfer such amount in accordance with the directions set forth below:

1.	Amount of cash and/or Assets to be Withdrawn and Transferred:

Amount of cash: $

Assets:

2.	Transfer Directions:

Transferee:

Location of Account:

Account No:

The undersigned represents and warrants that the Beneficiary is authorized under the terms of this Reinsurance Credit Trust Agreement to make the withdrawal and transfer described above.

Date:

THE OHIO NATIONAL LIFE INSURANCE COMPANY (“Beneficiary”)

Name:
Title:
Name: Title: